EXHIBIT (10d)


                        ADDENDUM NUMBER TWO TO
                    SUPPLEMENTAL LETTER AGREEMENT


		This document is a Second Addendum to the Supplemental Letter Agreement dated April 26, 1988, between Zenith Electronics Corporation (the "Company"), Glenview, Illinois and
____________  (the "Employee").

  Purpose. The purpose of this Second Addendum is to supplement and amend the Supplemental Letter Agreement between the parties dated April 26, 1988, (the "Letter Agreement") as supplemented and amended by the Addendum to Supplemental Letter Agreement between the parties dated April 26, 1988 and amended May 19, 1989 and July 24, 1991 (the "First Addendum"). Except to the extent amended by this Second Addendum, all provisions of the Letter Agreement and the First Addendum shall remain in full force and effect.

  Definitions. All capitalized terms used herein that are not defined herein shall have the respective meanings assigned to such terms by the Letter Agreement or the First Addendum, as the case may be.

  Accelerated Vesting of Long-Term Incentive Awards. (a) Options and Restricted Stock. Notwithstanding anything in the Letter Agreement, the
First Addendum or any other contract or agreement between the parties to the contrary, upon the occurrence of a Change in Control, (i) any options then held by the Employee which are not then exercisable shall thereupon become and thereafter remain exercisable in full for the remainder of their respective terms, and (ii) any shares of Zenith stock then owned by the Employee but subject to restrictions on transferability or a risk of forfeiture shall thereupon become transferable, fully vested and no longer subject to any restrictions.

		(b) Other Long-Term Incentive Awards. In the event the Employee is a participant in any long-term incentive program maintained by the Company at the date on which a Change in Control occurs, a lump sum cash payment shall be made to the Employee equal to
(i) the value of any Zenith shares (exclusive of any Zenith shares theretofore distributed to the Employee pursuant to the award) and (ii) any cash (exclusive of any cash theretofore distributed to Employee pursuant to the award) to which Employee would have been entitled for the full measuring period specified in the long-term incentive award determined as if the Employee will continue in the employ of the Company for such full measuring period and as if all target levels specified in the award will be achieved. For purposes of this paragraph, the value of any Zenith shares shall be determined pursuant to the second sentence of Section 6B.(1)(e) of the First Addendum. Upon receipt by the Employee of the payment required under this Section 3(b), any such award and the provisions of
Section 6b.1(c) of the Letter Agreement shall be deemed to be satisfied in their entirety.

  Provisional Reduction in Benefits. (a) Notwithstanding anything in the Letter Agreement, the First Addendum, this Second Addendum or any other contract or agreement between the parties to the contrary, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any adjustment required under this Section 4) (in the aggregate, the "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the payments due hereunder shall be reduced so that the Total Payments are One Dollar ($1) less than such maximum amount.

		(b)  All determinations required to be made under this
Section 4, including whether and when a reduction in the amount payable hereunder pursuant to Section 4(a) is required and the amount of any such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company or the Employee. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company, the Subsidiary and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the reduction in the amount payable hereunder pursuant to Section 4(a) will not have been made consistent with the calculations required to be made hereunder. In that event the Employee thereafter shall promptly pay to the Company the amount of the required reduction.

  Miscellaneous. The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 are hereby incorporated herein by cross-reference and shall be applicable as if set forth herein.



ZENITH ELECTRONICS CORPORATION

By____________________________
Title: Vice President-Human Resources


_______________________________
Employee